Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Leigh J. Abrams, President and CEO
Phone: (914) 428-9098 Fax: (914) 428-4581
E Mail: Drew@drewindustries.com

DREW INDUSTRIES ANNOUNCES AGREEMENT TO ACQUIRE MANUFACTURER OF CHASSIS FOR MANUFACTURED HOMES

White Plains, New York – May 10, 2005 – Drew Industries Incorporated (NYSE: DW) today announced that its Lippert Components, Inc. subsidiary entered into an agreement to acquire certain assets and the business of Venture Welding for approximately $19.6 million in cash. Elkhart, Indiana-based Venture Welding, a division of Banks Corporation, manufactures chassis and chassis parts for manufactured homes, modular homes and office units. It is anticipated that the acquisition will close within 15 days.

Drew, a supplier of RV and manufactured housing (“MH”) components, reported that the acquisition, when consummated, will expand Lippert’s market share in the MH chassis business and is expected to be immediately accretive to earnings. Venture Welding had annualized sales prior to the acquisition of approximately $18 million.

Among the assets being acquired are several patents. Lippert will acquire Venture’s patent governing the manufacturing of chassis basement systems, which Lippert currently uses under license. The Company will also acquire patents permitting Lippert to manufacture chassis using a cold camber process, which provides the Company the opportunity to offer customers a choice of either hot or cold cambering for chassis.

“Depending upon demand, we may expand the cold camber process to several of our existing MH chassis factories,” said Jason Lippert, President and CEO of Lippert Components.

“The complementary products and customer base of Venture Welding, coupled with their intellectual property, made this a very attractive acquisition target,” said Leigh J. Abrams, Drew’s President and CEO. “We are looking forward to completing this transaction and adding their operations, staff and facilities to our existing business.”

Lippert will retain many of the Venture Welding employees, including certain management personnel. The owners of Venture Welding, who are engaged in other businesses, will not join Lippert. Lippert will also acquire two of Venture’s four factories and will consolidate production of some of Venture’s products into certain of Lippert’s existing factories.

The acquisition of Venture Welding is being financed with $20 million of Senior Promissory Notes, issued on April 29, 2005 pursuant to the recently completed “shelf loan” facility with Prudential Investment Management, Inc. The Senior Promissory Notes are for a 5 year term, payable in equal quarterly installments, with interest at 5.01% per annum.

About Drew

Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes. Drew’s products include vinyl and aluminum windows and screens, doors, chassis, chassis parts, RV slide-out mechanisms and power units, bath and shower units, electric stabilizer jacks and trailers for equipment hauling, boats, personal watercrafts and snowmobiles, as well as chassis and windows for modular homes and offices. From 48 factories located throughout the United States and one factory in Canada, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s common stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues and income, wherever they occur in this press release, are necessarily estimates reflecting the best judgment of our senior management, at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to competition, raw material costs (particularly steel, vinyl, aluminum, glass and ABS resin), availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, interest rates, oil prices, the outcome of litigation, the ability to retain customers, and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

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